Exhibit 3.1

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

LASHOU GROUP INC.

(adopted by a special resolution passed on March 23, 2011 and effective upon the closing of the transaction contemplated under the Purchase Agreement )

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

LASHOU GROUP INC.

(adopted by a special resolution passed on March 23, 2011 and effective upon the closing of the transaction contemplated under the Purchase Agreement )

1.                                      The name of the Company is LASHOU GROUP INC.

2.                                      The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.                                      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.                                      The authorized share capital of the Company is US$708.395 divided into (i) 1,012,786,100 Ordinary Shares of par value US$0.0000005 each, of which (a) 212,786,100 are designated as Class A Ordinary Shares (“Class A Ordinary Shares”); and (b) 800,000,000 are designated as Class B Ordinary Shares (“Class B Ordinary Shares”), and (ii) 404,003,986 Redeemable Preferred Shares of par value US$0.0000005 each, (a) 198,877,780 of which are designated as Series A-1 Preferred Shares (the “Series A-1 Preferred Shares”); (b) 12,785,000 of which are designated as Series A-2 Preferred Shares (the “Series A-2 Preferred Shares”); (c) 12,500,000 of which are designated as Series A-3 Preferred Shares (the “Series A-3 Preferred Shares”); (d) 9,943,000 of which are designated as Series A-4 Preferred Shares (the “Series A-4 Preferred Shares,” collectively with the Series A-1 Preferred Shares, the Series A-2 Preferred Shares and the Series A-3 Preferred Shares, the “Series A Preferred Shares”); (e) 95,962,633 of which are designated as Series B Preferred Shares (the “Series B Preferred Shares”), and (f) 73,935,573 of which are designated as Series C Preferred Shares (the “Series C Preferred Shares”, and together with the Series A Preferred Shares, the Series B Preferred Shares, the “Preferred Shares”).

6.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.                                      Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

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2

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

LASHOU GROUP INC.

(adopted by a special resolution passed on March 23, 2011)

INTERPRETATION

1.                                      In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Accounting Standards”

means, alternatively, generally accepted accounting principles in the United States, or International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board (the “IASB”) (including, without limitation, standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions thereof), together with the IASB’s pronouncements thereon from time to time, in each case as may be approved by the Requisite Preferred Holders (as defined below), or, in case there is any Preferred Director (as defined below) in place, as approved by the Board only (so long as such approval includes the consent of a Preferred Director).

“Affiliate”

means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. For the avoidance of doubt, in the case of a natural Person or his or her transferees or assignees, an Affiliate shall include, without limitation, (A) such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (B) any trust controlled by or held for the benefit of such individuals set forth in (A) above, (C) any entity wholly owned or controlled by such individuals set forth in (A) above.

“Approved Budget”

means the annual budget or business plan of the Group Companies as duly approved in accordance with Article 8.4(B) hereof. To the extent the board of directors fail to adopt any Approved Budget in the first thirty (30) days of any applicable fiscal year, an amount equal to 200% of the total operational expenses provided in the Approved Budget for the previous fiscal year shall automatically become the maximum amount of the total operational expenses applicable to the following fiscal year.

“Approved Sale”	shall have the meaning set forth in Article 123.

“Associate”

means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of five (5) percent or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC.

“Charter Documents”

means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Class A Ordinary Share”	means an ordinary share of US$0.0000005 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Class B Ordinary Share”	means an ordinary share of US$0.0000005 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Company”	means the above named company.

“Consent”	shall have the meaning set forth in Article 119.

“Control”

of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Price”

means, with respect to the Series A-1 Preferred Shares, the Series A-1 Conversion Price, with respect to the Series A-2 Preferred Shares, the Series A-2 Conversion Price, with respect to the Series A-3

Preferred Shares, the Series A-3 Conversion Price, with respect to the Series A-4 Preferred Shares, the Series A-4 Conversion Price, with respect to the Series B Preferred Shares, the Series B Conversion Price, and with respect to the Series C Preferred Shares, the Series C Conversion Price.

“Conversion Shares”	means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(ii) hereof.

“Deemed Liquidation Event”	means any of the following events:

(1)                                  any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred;

(2)                                  a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Group Company);

(3) the exclusive licensing of all or substantially all of any Group Company’s intellectual property to a third party; or

(4)                                  the termination or material amendment of the Control Documents (as defined under the Shareholders Agreement) which would reasonably be expected to result in the dissolution of the Captive Structure (as defined under the Purchase Agreement as referenced in the Shareholders Agreement) unless the Domestic Company is no longer an operating company of the Group or the Domestic Company will be otherwise Controlled by the Company, directly or indirectly.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Drag Notice”	shall have the meaning set forth in Article 123.

“Drag Holders”	shall have the meaning set forth in Article 123.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision).

“Equity Securities”

means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof.

“Exempted Distribution”

means (a) a dividend payable solely in Ordinary Shares, (b) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than cost from terminated employees, officers or consultants in accordance with the ESOP, or pursuant to the exercise of a contractual right of first refusal held by the Company under the Right of First Refusal and Co-Sale Agreement, or pursuant to written contractual arrangements with the Company approved by the Requisite Preferred Holders, or, in case there is any Preferred Director in place, approved by the Board only (so long as such approval includes the consent of a Preferred Director), (c) the purchase, repurchase or redemption of the Preferred Shares pursuant to these

Articles (including in connection with the conversion of such Preferred Shares into Ordinary Shares), and (d) the payment of dividends to the holders of the Preferred Shares in accordance with Article 8.1 hereof.

“ESOP”

means the 2010 Global Share Plan of the Company, as adopted on July 26, 2010, covering the grant of up to 44,037,200 Ordinary Shares (or options therefor) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to employees, officers, directors, or consultants of a Group Company.

“First Ordinary Director”	shall have the meaning set forth in Article 63.

“Governmental Authority”

means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”

means each of the Company, Lashou HK Limited, a company incorporated under the Laws of the Hong Kong Special Administrative Region of the PRC, LaShou Group Hong Kong Limited, a company incorporated under the Laws of the Hong Kong Special Administrative Region of the PRC, LaShou Macau Limited, a company incorporated under the Laws of the Macau Special Administrative Region of the PRC, Beijing Lashou Technology Limited (北京拉手科技有限公司), a wholly foreign owned enterprise under the Laws of the PRC, Beijing Lashou Network Technology Co., Ltd. (北京拉手网络技术有限公司) a limited liability company established under the Laws of the PRC (the “Domestic Company”), together with each Subsidiary of any of the foregoing, and “Group” refers to all of the Group Companies collectively.

“Indebtedness”

of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the applicable accounting standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Initial Redemption Notice”	shall have the meaning set forth in Article 8.5(A).

“Initiating Holders”	shall have the meaning set forth in Article 8.5(A).

“Interested Transaction”	shall have the meaning set forth in Article 82 hereof.

“Lien”

means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise, other than Liens incurred in the ordinary course of the Company’s business, statutory liens, liens to secure performance of bids, contracts or leases, liens incurred in connection with Indebtedness approved pursuant to the Memorandum and Articles and liens for any tax or assessment not yet due or being contested in good faith.

“Management”	means the chief executive officer, chief financial officer, chief operating officer, chief technology officer and senior vice presidents of the Company.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Milestone”	means Milestone Tuan Limited, and their respective successors and assigns.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof.

“Non-Compliance Redemption Date”	shall have the meaning set forth in Article 120.

“Non-Compliance Redeemed Shares”	shall have the meaning set forth in Article 119.

“Offeror”	shall have the meaning set forth in Article 123.

“Options”	shall have the meaning set forth in Article 8.3(E)(4)(a)(i) hereof.

“Ordinary Director”	shall have the meaning set forth in Article 63.

“Ordinary Resolution”

means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 41.2.

“Ordinary Share”	means collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Preferred Director”	shall have the meaning set forth in Article 63.

“Preferred Issue Price”

means, (a) with respect to a Series A-1 Preferred Share, the Series A-1 Issue Price; (b) with respect to a Series A-2 Preferred Share, the Series A-2 Issue Price; (c) with respect to a Series A-3 Preferred Share, the Series A-3 Issue Price; (d) with respect to a Series A-4 Preferred Share, the Series A-4 Issue Price; (e) with respect to a Series B Preferred Share, the Series B Issue Price, and (f) with respect to a Series C Preferred Share, the Series C Issue Price.

“Preferred Shares”	means collectively, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Principals”	shall have the meaning set forth in the Shareholders Agreement.

“Principal Holding Company”	shall have the meaning set forth in the Shareholders Agreement.

“Purchase Agreement”	means the Series C Preferred Share Purchase Agreement by and among the Company and the other parties thereto dated March 23, 2011.

“Qualified IPO”

means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) led by an international reputable underwriter on Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ Global Market or PRC A-Share market or other stock exchange as approved by the holders of at least a majority of then outstanding Series C Preferred Shares, with an offering price (net of underwriting commissions and expenses) per Ordinary Share no less than US$1.502809 (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Ordinary Shares).

“Redeeming Preferred Shareholder”	shall have the meaning set forth in Article 8.5(A).

“Redemption Date”	shall have the meaning set forth in Article 8.5(B).

“Redeeming Preference”	shall have the meaning set forth in Article 8.5(B).

“Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Redemption Price Payment Date”	shall have the meaning set forth in Article 8.5(A).

“Registered Holder”	shall have the meaning set forth in Article 120.

“Registered Office”	means the registered office for the time being of the Company.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Related Party”	means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Requisite Preferred Holders”	means the holders of at least 30% of the voting power of the then-outstanding Preferred Shares (voting together as a single class and on an as converted basis).

“Right of First Refusal and Co-Sale Agreement”

means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated on the Series C Issue Date, among the Company and certain other parties named therein, as amended from time to time.

“Series A Conversion Price”

means, with respect to the Series A-1 Preferred Shares, the Series A-1 Conversion Price, with respect to the Series A-2 Preferred Shares, the Series A-2 Conversion Price, with respect to the Series A-3

Preferred Shares, the Series A-3 Conversion Price, and with respect to the Series A-4 Preferred Shares, the Series A-4 Conversion Price.

“Series A Issue Date”	means July 26, 2010.

“Series A Issue Price”

means, (a) with respect to a Series A-1 Preferred Share, the Series A-1 Issue Price; (b) with respect to a Series A-2 Preferred Share, the Series A-2 Issue Price; (c) with respect to a Series A-3 Preferred Share, the Series A-3 Issue Price; and (d) with respect to a Series A-4 Preferred Share, the Series A-4 Issue Price.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2(A)(2).

“Series A Preferred Shares”	means, collectively, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares and the Series A-4 Preferred Shares.

“Series A Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Series A-1 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A-1 Issue Price”	means US$0.02347, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-1 Preferred Shares.

“Series A-1 Preferred Share”	means a Series A-1 Preferred Share of US$0.0000005 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A-2 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A-2 Issue Price”	means US$0.01174, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-2 Preferred Shares.

“Series A-2 Preferred Share”	means a Series A-2 Preferred Share of US$0.0000005 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A-3 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A-3 Issue Price”	means US$0.00800, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-3 Preferred Shares.

“Series A-3 Preferred Share”	means a Series A-3 Preferred Share of US$0.0000005 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A-4 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A-4 Issue Price”	means US$0.00320, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-4 Preferred Shares.

“Series A-4 Preferred Share”	means a Series A-4 Preferred Share of US$0.0000005 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series B Issue Date”	means the date on which the first Series B Preferred Share was issued by the Company.

“Series B Issue Price”	means US$0.31679 as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Preferred Share”	means a Series B Preferred Share of US$0.0000005 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2(A)(2).

“Series B Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Series C Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series C Issue Date”	means the date on which the first Series C Preferred Share was issued by the Company.

“Series C Issue Price”	means US$1.502809 as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1).

“Series C Preferred Share”	means a Series C Preferred Share of US$0.0000005 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series C Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Shareholders Agreement”	means the Second Amended and Restated Shareholders Agreement, dated on the Series C Issue Date, among the Company and certain other parties named therein, as amended from time to time.

“Share Sale”

means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

2.                                      In the Articles:

2.1                                 words importing the singular number include the plural number and vice-versa;

2.2                                 words importing the masculine gender include the feminine gender;

2.3                                 “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4                                 references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5                                 any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6                                 the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7                                 the term “or” is not exclusive;

2.8                                 the term “including” will be deemed to be followed by, “but not limited to”;

2.9                                 the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10                           the term “day” means “calendar day”, and “month” means calendar month;

2.11                           the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12                           references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13                           all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14                           headings are inserted for reference only and shall be ignored in construing these Articles.

3.                                      For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.                                      The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted.  The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.                                      The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.                                      Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue.  In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company.  Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.                                      The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.                                      Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1                               Dividends Rights.  The holders of Preferred Shares shall be entitled to receive dividends as follows:

A.                                   Preference.

(1)                                  Each holder of a Series C Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series C Issue Price per annum, for each Series C Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other and with the dividends payable pursuant to this Article 8.1(A)(1), prior and in preference to, and satisfied before, any dividend on other series of Preferred Shares or Ordinary Shares (except for applicable Exempted Distributions).  Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(2)                                  Each holder of a Series B Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series B Issue Price per annum, for each Series B Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other and with the dividends payable pursuant to this Article 8.1(A)(2), prior and in preference to, and satisfied before, any dividend on the Series A Preferred Shares or Ordinary Shares (except for applicable Exempted Distributions).  Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(3)                                  Each holder of a Series A Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the Series A Issue Price per annum, for each Series A Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other and with the dividends payable pursuant to this Article 8.1(A)(3), prior and in preference to, and satisfied before, any dividend on the Ordinary Shares (except for applicable Exempted Distributions).  Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

B.                                     Restrictions; Participation.

Except for an Exempted Distribution, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless (i) all accrued but unpaid dividends on the Preferred Shares set forth in Article 8.1(A) have been paid in full, and (ii) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each outstanding Preferred Share such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received pursuant to this Article 8.1(B) if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder thereof received such dividend or distribution.

8.2                               Liquidation Rights

A.                                   Liquidation Preferences.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(1)                                  First the holders of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of other series of Preferred Shares or Ordinary Shares by reason of their ownership of such shares, the amount equal to 100% of the Series C Issue Price of such share, plus all declared but unpaid dividends on such Series C Preferred Share (collectively, the “Series C Preference Amount”).  If the assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series C Preferred Shares shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (1).

(2)                                  If there are any assets or funds remaining after the aggregate Series C Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares pursuant to clause (1) above, the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares or Ordinary Shares by reason of their ownership of such shares, the amount equal to 100% of the Series B Issue Price of such share, plus all declared but unpaid dividends on such Series B Preferred Share (collectively, the “Series B Preference Amount”).  If the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series B Preferred Shares shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (2).

(3)           If there are any assets or funds remaining after the aggregate Series C Preference Amount and the aggregate Series B Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares and Series B Preferred Shares pursuant to clauses (1) and (2) above, the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares by reason of their ownership of such shares, the amount equal to 100% of the Series A Issue Price of such share, plus all declared but unpaid dividends on such Series A Preferred Share (collectively, the “Series A Preference Amount”).  If the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series A Preferred Shares shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (3).

(4)           If there are any assets or funds remaining after the aggregate Series C Preference Amount, the aggregate Series B Preference Amount and the aggregate Series A Preference Amount have been distributed or paid in full to the applicable holders of Preferred Shares pursuant to clauses (1), (2) and (3) above, the entire remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members according to the relative number of the Ordinary Shares held by such Member on an as if converted basis (treating all Preferred Shares as if they had been converted to Ordinary Shares immediately prior to such liquidation, dissolution or winding up of the Company).

B.                                     Deemed Liquidation Event.  Unless waived in writing by the Requisite Preferred Holders and the holders of at least a majority of the Series C Preferred Shares, a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

C.                                     Valuation of Properties.  In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a Deemed Liquidation Event of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided that any securities not subject to an investment letter or similar restrictions on free marketability shall be valued as follows:

(1)           If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2)           If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3)           If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Requisite Preferred Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board  and the Requisite Preferred Holders, with the cost of such appraisal to be borne by the Company.

D.                                    Notices.  In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Requisite Preferred Holders.

E.                                      Enforcement.  Unless otherwise approved by the Requisite Preferred Holders and the holders of a majority of the Series C Preferred Shares, in the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3                               Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares (for the purpose of this Article 8.3, “Ordinary Shares” means Class B Ordinary Shares):

A.                                   Conversion Ratio.  The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A-1 Preferred Share shall be the quotient of the Series A-1 Issue Price divided by the then effective Series A-1 Conversion Price (the “Series A-1 Conversion Price”), which shall initially be equal to the Series A-1 Issue Price, resulting in an initial conversion ratio for Series A-1 Preferred Shares of 1:1.  The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A-2 Preferred Share shall be equal to the quotient of the Series A-2 Issue Price divided by the then effective Series A-2 Conversion Price (the “Series A-2 Conversion Price”), which shall initially be equal to the Series A-2 Issue Price, resulting in an initial conversion ratio for Series A-2 Preferred Shares of 1:1.  The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A-3 Preferred Share shall be equal to the quotient of the Series A-3 Issue Price divided by the then effective Series A-3 Conversion Price (the “Series A-3 Conversion Price”), which shall initially be equal to the Series A-3 Issue Price, resulting in an initial conversion ratio for Series A-3 Preferred Shares of 1:1.  The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A-4 Preferred Share shall be equal to the quotient of the Series A-4 Issue Price divided by the then effective Series A-4 Conversion Price (the “Series A-4 Conversion Price”), which shall initially be equal to the Series A-4 Issue Price, resulting in an initial conversion ratio for Series A-4 Preferred Shares of 1:1.  The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series B Preferred Share shall be equal to the quotient of the Series B Issue Price divided by the then effective Series B Conversion Price (the “Series B Conversion Price”),  which shall initially be equal to the Series B Issue Price resulting in an initial conversion ratio for the Series B

Preferred Shares of 1:1.  The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series C Preferred Share shall be equal to the quotient of the Series C Issue Price divided by the then effective Series C Conversion Price (the “Series C Conversion Price”),  which shall initially be equal to the Series C Issue Price resulting in an initial conversion ratio for the Series C Preferred Shares of 1:1.

B.                                     Optional Conversion.  Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares based on the then-effective Conversion Price.

C.                                     Automatic Conversion.  Each Preferred Share shall automatically be converted, based on the then-effective Conversion Price, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, (ii) with respect to the Series A Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the then outstanding Series A Preferred Shares (voting together as a single class and on an as-converted basis), (iii) with respect to the Series B Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the then outstanding Series B Preferred Shares, or (iv) with respect to the Series C Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the then outstanding Series C Preferred Shares.  Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.                                    Conversion Mechanism.  The conversion hereunder of any applicable Preferred Share shall be effected in the following manner:

(1)           Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2)           If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3)           Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the date of the closing of the Qualified IPO and conditioned upon the closing of the Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D).  Such notice shall be given pursuant to Articles 108 through 112 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members.  On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice.  On the date fixed for conversion, the Company shall promptly effect such conversion and update its register of members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted.  All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4)           The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares.  For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5)           No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Requisite Preferred Holders, or, in case there is any Preferred Director in place, as determined and approved by the Board only (so long as such approval includes the consent of a Preferred Director), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6)           Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of a number of further Ordinary Shares equal to the value of such cash amount, at the option of the holders of the applicable Preferred Shares.

E.                                      Adjustment of the Conversion Price.  The Conversion Price shall be adjusted and readjusted from time to time as provided below:

(1)           Adjustment for Share Splits and Combinations.  If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased.  Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)           Adjustment for Ordinary Share Dividends and Distributions.  If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3)           Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions.  If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Deemed Liquidation Event pursuant to Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4)           Adjustments to Conversion Price for Dilutive Issuance.

(a)           Special Definition.  For purpose of this Article 8.3(E)(4), the following definitions shall apply:

(i)            “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)           “Convertible Securities” shall mean any Indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)          “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3(E)(4)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a).           up to in the aggregate 44,037,200 (such number can be increased from time to time as approved by the Requisite Preferred Holders and the holders of a majority of then outstanding Series C Preferred

Shares, or, in case there are Preferred Directors in place, as approved by the Board only (so long as such approval includes the consent of both Preferred Directors)) Ordinary Shares (or Options exercisable for such Ordinary Shares) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events), in each case issued to the Group Companies’ employees, officers, directors, consultants or any other Persons qualified pursuant to the ESOP;

b).          Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company, as described in Article 8.3(E)(1) through Article 8.3(E)(3) and as approved  by the Requisite Preferred Holders, or, in case there is any Preferred Director in place, as approved by the Board only (so long as such approval includes the consent of a Preferred Director);

c).           Ordinary Shares issued upon the conversion of Preferred Shares;

d).          any Equity Securities of the Company issued pursuant to the Purchase Agreement (as defined in the Shareholders Agreement);

e).           any Equity Securities of the Company issued pursuant to a Qualified IPO;

f).             any Equity Securities of the Company issued as dividend or distribution solely on the Preferred Shares in accordance with the Memorandum and Articles, or in connection with a subdivision, combination, reclassification or similar event of the Preferred Shares;

g).          any Ordinary Shares issued in connection with a business combination, including the Company’s acquisition of another Person by merger, consolidation, scheme of arrangement or asset purchase or other reorganization, as approved  by the Requisite Preferred Holders and the holders of at least a majority of then outstanding Series C

Preferred Shares, or, in case there are Preferred Directors in place, as approved by the Board only (so long as such approval includes the consent of  both Preferred Directors);

h).          with respect to the Series A-1 Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series A-1 Preferred Shares have agreed in writing to waive the applicable adjustment to the Series A-1 Conversion Price provided by Article 8.3(E)(4)(d) below;

i).              with respect to the Series A-2 Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series A-2 Preferred Shares have agreed in writing to waive the applicable adjustment to the Series A-2 Conversion Price provided by Article 8.3(E)(4)(d) below;

j).              with respect to the Series A-3 Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series A-3 Preferred Shares have agreed in writing to waive the applicable adjustment to the Series A-3 Conversion Price provided by Article 8.3(E)(4)(d) below;

k).           with respect to the Series A-4 Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series A-4 Preferred Shares have agreed in writing to waive the applicable adjustment to the Series A-4 Conversion Price provided by Article 8.3(E)(4)(d) below;

l).              with respect to the Series B Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series B Preferred Shares have agreed in writing to waive the applicable adjustment to the Series B Conversion Price provided by Article 8.3(E)(4)(d) below;

m).        with respect to the Series C Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series C Preferred

Shares have agreed in writing to waive the applicable adjustment to the Series C Conversion Price provided by Article 8.3(E)(4)(d) below; and

n).          any Equity Securities of the Company issued pursuant to other transactions in which the Equity Securities of the Company issued thereunder are expressly excluded from this Article 8.3(E)(4) for the purposes of the adjustments of Series A Conversion Price and Series B Conversion Price by approval of the Requisite Preferred Holders, or, in case there is any Preferred Director in place, by approval of the Board only (so long as such approval includes the consent of a Preferred Director).

(b)           No Adjustment of Conversion Price.  No adjustment in the Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(4)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(4)(d).  No adjustment or readjustment in the Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment or readjustment, as the case may be.

(c)           Deemed Issuance of New Securities.  In the event the Company at any time or from time to time after the Series C Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)            no further adjustment in the Conversion Price with respect to any Preferred Share shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)          no readjustment pursuant to Article 8.3(E)(4)(c)(ii) shall have the effect of increasing the then effective Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(4)(c)(ii) been made;

(iv)          upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)            in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)           in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(4)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v)           if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3(E)(4)(c) as of the actual date of their issuance.

(d)           Adjustment of the Conversion Price upon Issuance of New Securities.

In the event of an issuance of New Securities, at any time after the Series C Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the Conversion Price with respect to any Series A Preferred Share or Series B Preferred Share in effect immediately prior to such issue, then and in such event, the Conversion Price with respect to such Series A Preferred Share or Series B Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Conversion Price with respect to such Series A Preferred Share or Series B Preferred Share,

OCP = the Conversion Price with respect to such Series A Preferred Share or Series B Preferred Share in effect immediately before the issuance of the New Securities,

OS = the total outstanding Ordinary Shares immediately before the issuance of the New Securities plus the total Ordinary Shares issuable upon conversion of all the outstanding Preferred Shares  and exercise of outstanding Options,

NP = the total consideration received for the issuance or sale of the New Securities, and

NS = the number of New Securities issued or sold.

In the event of an issuance of New Securities, at any time after the Series C Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) (the “Lower Price”) less than the Series C Conversion Price in effect immediately prior to such issue, then and in such event, the Series C Conversion Price shall be reduced, concurrently with such issue, to such Lower Price.

In the event the Company successfully consummates an initial public offering and the offering price per Ordinary Share pursuant to such initial public offering (“IPO Price”) is less than the Series C Conversion Price in effect immediately prior to the consummation of such initial public offering, then and in such event, the Series C Conversion Price shall be reduced, concurrently with the consummation of such initial public offering, to such number equal to the IPO Price.

(e)           Determination of Consideration.  For purposes of this Article 8.3(E)(4), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)            Cash and Property.  Such consideration shall:

(1)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the

Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board only (so long as such approval includes the consent of a Preferred Director); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3)           in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board (so long as such approval includes the consent of a Preferred Director).

(ii)           Options and Convertible Securities.  The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(4)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(5)           Other Dilutive Events.  In case any issuance shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, and such issuance is not an Excepted Issuance and the failure to make any adjustment to the Conversion Price with respect to any Preferred Share would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then the Company shall, in good faith, determine an appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares and implement such adjustment pursuant to this Section.

(6)           No Impairment.  The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

(7)           Certificate of Adjustment.  In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price with respect to such Preferred Share, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(8)           Notice of Record Date.  In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9)           Reservation of Shares Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares.  If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(10)         Notices.  Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 108 through 112.

(11)         Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the original issuance or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4          Voting Rights.

A.            General Rights.  Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (a) the holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Subject to Article 9.4(C), each Class A Ordinary Share shall be entitled to ten (10) votes on all matters subject to vote, and each Class B

Ordinary Share shall be entitled to one (1) vote on all matters subject to vote; provided that, to the extent Mr. Bo Wu holds a proxy on behalf of a holder of any Class B Ordinary Share with respect to such Class B Ordinary Share (the “Proxy”) and the Proxy has not been revoked at the time of Mr. Bo Wu’s vote, subject to Article 9.4(C), each such Class B Ordinary Share shall be entitled to ten (10) votes on all matters subject to vote; and (b) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Class B Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).  To the extent that the Statute or the Articles allow any series of Preferred Shares to vote separately as a class or series with respect to any matters, such series of Preferred Shares shall have the right to vote separately as a class or series with respect to such matters.

B.            Protective Provisions.

1.     Approval by Requisite Preferred Holders.  Regardless of anything else contained herein or in the Charter Documents of any Group Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Member shall permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Requisite Preferred Holders in advance in writing or by duly adopted resolutions; provided that (i) if any of the following affects adversely the Series C Preferred Shares specifically or affects adversely the Series C Preferred Shares differently from any other series of the Preferred Shares, such approval shall also include the approval of the holders of at least a majority of the then-outstanding Series C Preferred Shares, (ii) if any of the following affects adversely the Series B Preferred Shares differently from any other series of the Preferred Shares, such approval shall also include the approval of the holders of a majority of the then-outstanding Series B Preferred Shares, and (iii) if any of the following affects adversely any series of

Series A Preferred Shares differently from any other series of the Preferred Shares, such approval shall also include the approval of the holders of a majority of the then-outstanding Series A Preferred Shares (voting together as a single class and on an as-converted basis):

(1)           any adverse amendment or change of the rights, preferences, privileges, powers, limitations or restrictions of or concerning, or the limitations or restrictions provided for the benefit of, any series of Preferred Shares in issue;

(2)           any action that authorizes, creates or issues (A) any class or series of Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, or (B) any other Equity Securities of any Group Company except for (1) the Conversion Shares, (2) the Equity Securities issued pursuant to the Purchase Agreement, and (3) the Equity Securities issued pursuant to the ESOP;

(3)           any action that reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(4)           any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company other than Exempted Distributions;

(5)           any amendment or modification to or waiver under any of the Charter Documents of any Group Company;

(6)           any declaration, set aside or payment of a dividend or other distribution by any Group Company, or the adoption of, or any change to, the dividend policy of any Group Company;

(7)           the merger, amalgamation or consolidation of the Company or any Group Company with any Person, or the purchase or other acquisition by any Group Company (whether individually or in combination with the Company or any other Group Company)

of all or substantially all of the assets, equity or business of another Person;

(8)           any sale, transfer, lease, or other disposal of, or the incurrence of any Lien on, any substantial assets of any Group Company (other than Liens incurred in the ordinary course of the Company’s business);

(9)           any sale, transfer, grant of an exclusive license, or other disposal of, or the incurrence of any Lien on, the intellectual property of any Group Company;

(10)         the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(11)         any change of the size of the board of directors of any Group Company;

(12)         any investment in, establishment of, or divestiture or sale or pledge or mortgage by any Group Company of an interest in a Subsidiary;

(13)         any increase or decrease in the authorized number of Preferred Shares or Ordinary Shares or any series thereof (except pursuant to any conversion of such Preferred Shares in accordance with Article 8.3 hereof);

(14)         any Deemed Liquidation Event or any Share Sale;

(15)         any increase or decrease in the number of shares reserved for issuance under the ESOP or other equity incentive plan of the Company; or

(16)         any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed the above.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (1) through (16) above requires the approval of the Members of the Company in accordance with the Statute, and if the Members vote in favour of such act but the approval of the Requisite Preferred Holders has not yet been obtained, then the Requisite Preferred Holders in aggregate shall, in such vote, have the voting rights equal to the aggregate voting power of all the Members who voted in favor of such act plus one.

2.     Approval by Series C Preferred Holders.  Regardless of anything else contained herein or in the Charter Documents of any Group Company, each member of the Company shall procure the Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, and whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the holders of a majority of then outstanding Series C Preferred Shares in advance:

(1)           any action that authorizes, creates or issues any Equity Securities of the Company at a price per Ordinary Share (on an as converted basis) lower than the Series C Issue Price;

(2)           any amendment or modification to any of the Charter Documents of any Group Company;

(3)           any merger, amalgamation or consolidation of any Group Company with any Person or business concern;

(4)           the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(5)           any Deemed Liquidation Event;

(6)           any initial public offering on a stock exchange (other than the Hong Kong Stock Exchange, the New York Stock Exchange,  the NASDAQ Global Market and the PRC A-Share market)

(7)           any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (1) through (7) above requires the approval of the shareholders of the Company in accordance with the applicable Laws, and if the shareholders vote in favor of such act but the approval of the holders of a majority of then outstanding Series C Preferred Shares have not yet been obtained, then the holders of a majority of then outstanding Series C Preferred Shares in aggregate shall, in such vote, have the voting rights equal to the aggregate voting power of all the shareholders who voted in favor of such act plus one.

3.              Board Approvals.  Regardless of anything else contained herein or in the Charter Documents of any Group Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Members shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Board only (so long as such approval includes the consent of a Preferred Director):

(1)                                  making any capital commitment or expenditure in excess of US$250,000 which is not provided in the Approved Budget;

(2)                                  providing any loans or any guarantee for the benefit of any Person other than advances to employees for bona fide business reasons in connection with the Business of the Company not exceeding in the aggregate amount of RMB1,500,000 per operational locality and which are used for the benefit of the Business of the Group;

(3)                                  any material change to the business scope, or nature of business of any Group Company, engagement in or investment in any new line or business or cessation of any existing business line of any Group Company;

(4)                                  appointment, removal, and approval of the remuneration package of any member of the senior management of any Group Company, including the chief executive officer, the chief operating officer, the chief financial officer, the chief technology officer, general counsel and any other management member at or above such position;

(5)                                  the approval of, or any amendment of, the annual budget or business plan of any Group Company, or any deviation from the Approved Budget by an amount in excess of 10% of the aggregate budget amount of the Approved Budget;

(6)                                  entering into any joint venture or material alliance with any Person;

(7)                                  any transaction (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) between a Group Company and any Related Party thereof;

(8)                                  the adoption, amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies; the determination of the exercise price for any such options;

(9)                                  the appointment or removal of the Auditors or the auditors for any other Group Company, or any material change in accounting policies and procedures, or the change of the term of the fiscal year for any Group Company;

(10)                            any initial public offering of any Equity Securities of any Group Company;

(11)                            any transaction with any employee or Affiliates of the Group Companies outside the ordinary course of business, including the compensation (in cash or equity) of or any loans to the Principals, officers and directors of the Group Companies;

(12)                            incurrence by a Group Company of any Indebtedness;

(13)                            any adoption of or change to, a significant tax or accounting practice or policy or any internal financial controls and authorization policies, or the making of any significant tax or accounting election; or

(14)                            any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

8.5                               Redemption Rights.

A.                                    Redemption.  At any time after the earlier of (i) fifth (5th) anniversary of the Series A Issue Date and (ii) the third (3rd) anniversary of the Series C Issue Date if the SAFE Registration (as defined in the Purchase Agreement) has not been completed in compliance with applicable Laws, the Requisite Preferred Holders or the holders of at least a majority of then outstanding Series C Preferred Shares (the “Initiating Holders”), may

give a written notice by hand or letter mail or courier service to the Company at its principal executive offices at any time or from time to time (the “Initial Redemption Notice”) requesting redemption of all of the then outstanding Preferred Shares, in which case the Company shall (1) promptly thereafter provide all of the other holders of Preferred Shares notice (pursuant to Articles 108 through 112) of the Initial Redemption Notice and request each such holder to participate in such redemption in respect of all of their Preferred Shares, and (2) pay to each holder (each, a “Redeeming Preferred Shareholder”) of a Preferred Share, in respect of each Series C Preferred Share held thereby (each, a “Series C Redeeming Preferred Share”), each Series B Preferred Share held thereby (each, a “Series B Redeeming Preferred Share”) and/or each Series A Preferred Share held thereby (each, a “Series A Redeeming Preferred Share”, collectively with the Series B Redeeming Preferred Shares and Series C Redeeming Preferred Shares, the “Redeeming Preferred Shares”), an amount (the “Redemption Price”) equal to the sum of the applicable Issue Price with respect to such Preferred Share, plus any accrued but unpaid dividends on such Share, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers, with each Redemption Price to be paid on a date to be determined at the discretion of the Company, but in any event within sixty (60) days of the date of the Initial Redemption Notice (the “Redemption Price Payment Date”).

B.                                    Insufficient Funds.  If the Company fails to pay on the Redemption Price Payment Date the full Redemption Price in respect of each Series C Redeeming Preferred Share, each Series B Redeeming Preferred Share and each Series A Redeeming Preferred Share to be redeemed on such date because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid and applied on the Redemption Price Payment Date, (i) first against each Series C Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon, (ii) only after the payment in full of the Redemption Price for all of the Series C Redeeming Preferred Shares, then against each Series B Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon, and (iii) only after the payment in full of the Redemption Price for all of the Series C Redeeming Preferred Shares and the Series B Redeeming Preferred Shares, then against each Series A Redeeming Preferred Share in a pro-rata manner in accordance with the relative full amounts owed thereon (such sequence, the “Redemption Preference”), and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in accordance with the Redemption Preference, first against each Series C Redeeming Preferred Share in a pro-rata manner in accordance with the relative remaining amounts owed thereon, then against each Series B

Redeeming Preferred Share in a pro-rata manner in accordance with the relative remaining amounts owed thereon and then against each Series A Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Redemption Price shall not be deemed to have been paid in respect of any share of the applicable series of Redeeming Preferred Shares, and the redemption shall not be deemed to have been consummated in respect of any share of the applicable series of Redeeming Preferred Shares, on the Redemption Price Payment Date, and each Redeeming Preferred Shareholder holding any share of such series of Redeeming Preferred Shares shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of such share, and each share of such series of Redeeming Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each share of such series of Redeeming Preferred Share has been paid in full (the “Redemption Date”) whereupon all such rights shall automatically cease.  Any portion of the Redemption Price not paid by the Company in respect of any Redeeming Preferred Share on the Redemption Price Payment Date shall continue to be owed to the holder thereof and shall accrue interest at a rate of 10% per annum from the Redemption Price Payment Date.

C.                                    No Impairment.  Once the Company has received an Initial Redemption Notice, it shall not (and shall not permit any Subsidiary to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including without limitation, causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all Redeeming Preferred Shares on the Redemption Price Payment Date, and until the date on which each Redeeming Preferred Share is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

9.                                      Certain rights, preferences, privileges and limitations of the Class A Ordinary Shares and Class B Ordinary Shares of the Company are as follows:

9.1                                 Dividend Provision.  Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2                                 Liquidation.  Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 8.2.

9.3                                 Voting Rights.  The holder of each Ordinary Share shall have the right to vote with respect to such Ordinary Share as provided in Articles 8.4(A) and 9.4(C)(2), and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

9.4                                 Conversion.

A.                                   Each Class A Ordinary Share is convertible into one (1) Class B Ordinary Share at any time by the holder thereof.  The right to convert shall be exercisable by the holder of the Class A Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class A Ordinary Shares into Class B Ordinary Shares.

B.                                     Upon any sale, transfer, or disposition of Class A Ordinary Shares by a holder thereof to any Person (other than an Affiliate of such holder), such Class A Ordinary Shares shall be automatically and immediately converted into an equal number of Class B Ordinary Shares prior to such sale, transfer or disposition.

C.                                     In the event that Mr. Bo Wu ceases to be a director and ceases to be a member of the Management, (1) all the Class A Ordinary Shares then issued and outstanding shall be automatically and immediately converted into an equal number of Class B Ordinary Shares, and (2) the voting power of any and all Class B Ordinary Shares shall be reverted such that each such Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to vote, notwithstanding the existence of any Proxy.

D.                                    Any conversion of Class A Ordinary Shares into Class B Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of the relevant Class A Ordinary Share as a Class B Ordinary Share on a one for one basis. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the re-designation of the relevant Class A Ordinary Shares as Class B Ordinary Shares.

E.                                      In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares.

9.5                                 Others. Save and except for voting rights and conversion rights as set out in Articles 9.3 and 9.4, the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

REGISTER OF MEMBERS

10.                               The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.  The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 38, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.                               The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12.                               If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.                               Share certificates representing Shares, if any, shall be in such form as the Directors may determine.  Share certificates shall be signed by one or more Directors or other Person authorised by the Directors.  The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process.  All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate.  All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.                               The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.                               If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.                               The Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, by and among the Company and certain of its Members. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements.  The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee).  The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17.                               The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions set forth in the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement, the Memorandum and these Articles.

18.                               Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.                               Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

20.                               For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

21.                               Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

22.                               The Company may, with the approval of the Requisite Preferred Holders, or, in case there is any Preferred Director in place, with the approval of the Board only (so long as such approval includes the consent of a Preferred Director), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company.  Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares.  The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.                               The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.                               If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest.  The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.                               Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

26.                               If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

27.                               Subject to Article 8, the Company may by Ordinary Resolution:

27.1                           increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2                           consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3                           by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

27.4                           cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5         perform any action not required to be performed by Special Resolution.

28.                               Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

28.1         change its name;

28.2         alter or add to these Articles;

28.3                           alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.4         reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.                               Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

30.                               All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.                               The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it.

The annual general meeting shall be held at such time and place as the Directors shall appoint.  At these meetings, the report of the Directors (if any) shall be presented.

32.                               The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.                               A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) a majority of the voting power of all of the Ordinary Shares, or (ii) a majority of the voting power of the Preferred Shares (on an as if converted basis) of the Company entitled to attend and vote at general meetings of the Company.

34.                               The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.                               If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.                               A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.                               At least five (5) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Requisite Preferred Holders (or their proxies).  Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted basis), and (ii) by the Requisite Preferred Holders (or their proxies).

38.                               The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member.  Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.                               The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as converted basis), the Requisite Preferred Holders, and the holders of at least a majority of then outstanding Series C Preferred Shares, collectively, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.                               A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other.  Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.                               A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

41.1                           in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

41.2                           in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorised representative).

42.                               A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment.  If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members ten (10) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Preferred Holders, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members five (5) days prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any holders of Preferred Shares, then the presence of such holders shall not be required at such adjourned meeting for purposes of establishing a quorum.  At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

43.                               The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

44.                               With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.                               A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.                               On a poll a Member shall have the number of votes for each Ordinary Share he holds on an as converted basis in accordance with Article 8.4.

47.                               Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.                               A poll on a question of adjournment shall be taken forthwith.

49.                               A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.                               Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

51.                               In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.                               A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.                               No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

54.                               No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.                               Votes may be cast either personally or by proxy.  A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.                               A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.                               The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose.  A proxy need not be a Member of the Company.

58.                               The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.                               The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.  An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.                               Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.                               Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.                               Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

63.                               The authorized number of directors on the Board shall be four (4) directors, with the composition of the Board determined as follows: (a) the holders of a majority of the voting power of the Class A Ordinary Shares and Class B Ordinary Shares (voting together as a single class) held by or for the benefit of the persons who are providing services to the Company as employees, consultants, directors or advisors (including Ordinary Shares held by Lashou Group Employee Holding Inc., a British Virgin Islands company) shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time two (2) directors on the Board (each, an “Ordinary Director”), one of whom shall be the person then serving as the chief executive officer of the Company, initially Mr. Bo Wu (the “First Ordinary Director”), and the other initially shall be Xiaobo Jia, the co-founder of the Company, (b) for so long as there are at least 20,000,000 Series A and Series B Preferred Shares outstanding (as adjusted in connection with share splits or share consolidation, reclassification or other similar event), the holders of a majority of the voting power of outstanding Series A Preferred Shares and Series B Preferred Shares (voting together as a single class and on an as converted basis) shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director (the “First Preferred Director”) on the Board, and (c) for so long as there are at least 20,000,000 of Series C Preferred Shares outstanding (as adjusted in connection with share splits or share consolidation, reclassification or other similar event), the holders of a majority of the voting power of outstanding Series C Preferred Shares shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director (the “Second Preferred Director”, together with the First Preferred Director, the “Preferred Directors”, and each a “Preferred Director”) on the Board.

POWERS OF DIRECTORS

64.                               Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and 9.  No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given.  A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

65.                               All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.                               Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.                               Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

68.                               The office of a Director shall be vacated if:

68.1                           such Director gives notice in writing to the Company that he or she resigns the office of Director; or

68.2                           such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

68.3                           such Director is found to be or becomes of unsound mind;

69.                               Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 68 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

70.                               A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director.  At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 63 that includes both Preferred Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles.  If only one Director is elected, such sole Director shall constitute a quorum.  If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting has been duly delivered to all directors of the Board prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of a Preferred Director, the meeting shall be adjourned to the seventh (7) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors in accordance with the notice procedures hereunder and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of such Preferred Director, then the presence of such Preferred Director shall not be required at such adjourned meeting solely for purpose of determining if a quorum has been established.

71.                               Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of a Preferred Director) and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least three (3) days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

72.                               A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time.  Participation by a Person in a meeting in this manner is treated as presence in person at that meeting.  Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.  In the event of a deadlock of the votes at any meeting of the Directors, the relevant matters shall be submitted to the Members for approval, subject to compliance with Article 8.4(B) hereof.

73.                               A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

74.                               Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 108 through 112.

75.                               The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

76.                               The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

77.                               All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

78.                               A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

79.                               Subject to Article 82, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

80.                               Subject to Article 82, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

81.                               Subject to Article 82, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

82.                               In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors.  A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

83.                               The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

84.                               Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that both Preferred Directors and the First Ordinary Director shall be appointed as members of such committee.  The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.  In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

85.                               Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company.  Each committee shall keep regular minutes and report to the Board of Directors when required.  Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

86.                               The Board of Directors may also, with prior consent of a Preferred Director, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director.  Any such delegation may be made subject to any conditions the Board of Directors, with prior consent of a Preferred Director, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

87.                               Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

88.                               Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit.  Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

89.                               There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

90.                               The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Requisite Preferred Holders, or, in case there is any Preferred Director in place, as determined by the Board only (including the consent of a Preferred Director).  The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

91.                               The Directors may by resolution of the majority of the Board (including the consent of a Preferred Director) (in case no Preferred Director is in place, with prior consent of the Requisite Preferred Holders instead) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director.  Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

92.                               The Company may, if the Directors so determine, have a Seal.  The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

93.                               The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the

Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

94.                               A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

95.                               Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor.  No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

96.                               All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

97.                               The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

98.                               Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

99.                               Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent.  Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

100.                        No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

101.                        Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member.  Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

102.                        Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

103.                        The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company.  Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.  The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

104.                        The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

105.                        Subject to Article 8, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

106.                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

107.                        Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

108.                        Except as otherwise provided in these Articles, notices shall be in writing.  Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

109.                        Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid.  Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient.  Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

110.                        A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

111.                        Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

112.                        Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

113.                        If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

114.                        If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8 and 9, determine how the division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

115.                        To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee.  Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

116.                        To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

117.                        Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

118.                        If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Requisite Preferred Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REDEMPTION FOR NON-COMPLIANCE

119.                        In the event that, as a result of any Person holding a direct or indirect interest in any Shares any Governmental Authority shall prohibit any of the Group Companies from distributing all or any part of the earnings or cash or other assets thereof to offshore shareholders therein or shall refuse to grant, revoke or suspend any consent, approval, license or permit (the “Consent”) necessary to the operation, maintenance, ownership or status of any Group Company or its business in the ordinary course and the Person holding such interest fails to cure such situation within 30 days after receiving written notice from the Company, then to the extent necessary to eliminate such prohibition or to secure such Consent, the Company shall at the request of the Requisite Preferred Holders repurchase all, but not less than all, of such Shares (the “Non-Compliance Redeemed Shares”) at the original subscription price thereof (as adjusted for any share dividends, combinations, splits, recapitalizations and the like).  A repurchase pursuant to this Article shall be deemed an Exempted Distribution.

120.                        A written notice of redemption shall be given by the Company to the Person whose name appears on the share register as the holder of the Non-Compliance Redeemed Shares (the “Registered Holder”) at the address listed on the register of members at least five (5) days before the date for redemption (the “Non-Compliance Redemption Date”) set forth in the notice.  The notice shall also set forth the applicable redemption price and the mechanics of redemption.

121.                        At the Non-Compliance Redemption Date, the Company shall pay the aggregate redemption price to the Registered Holder, and the Registered Holder shall (i) surrender the share certificate(s) evidencing the Non-Compliance Redeemed Shares or (ii) in the case of any lost, stolen or destroyed certificate evidencing the Non-Compliance Redeemed Shares, execute an agreement reasonably satisfactory to the Company to indemnify the Company for any loss incurred by it in connection with such loss, stolen or destroyed certificate.  From and after the Non-Compliance Redemption Date, so long as the Company has made available such redemption price to such Registered Holder, the Redeemed Shares shall be treated as redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares or have any rights or remedies with respect thereto (other than the right to receive the aggregate redemption price therefor).

122.                        Notwithstanding anything to the contrary contained herein, any Non-Compliance Redeemed Shares with respect to which the Company has failed to pay the redemption price as required shall continue to have all the powers, designations, preferences and other rights which such shares enjoyed prior to the Non-Compliance Redemption Date until such time as the redemption price in respect of such Non-Compliance Redeemed Shares shall have been paid in full.  If the Company cannot consummate the redemption of the Non-Compliance Redeemed Shares because of insufficient funds or limitations under applicable law, the Company may, and shall at the request of the Requisite Preferred Holders, request the Registered Holder to transfer the Non-Compliance Redeemed Shares to the other Members of the Company pro rata at a price equal to the original subscription price thereof, and the provisions above shall apply, mutatis mutandis.

DRAG ALONG RIGHTS

123.                        At any time after March 23, 2014, if (a) the Requisite Preferred Holders on one hand and (b) the holders of at least a majority of the voting power of all then-outstanding Shares (voting together as a single class and on an as-converted to Ordinary Share basis) on the other hand ((a) and (b) collectively, the “Drag Holders”) approve a Deemed Liquidation Event, whether structured as a merger, reorganization, asset sale, share sale, sale of Control of the Company, or otherwise (the “Approved Sale”), to any Person who is not an Affiliate of any Drag Holder (the “Offeror”), then at the request of the Drag Holders the Company shall promptly deliver a written notice (the “Drag Notice”) to notify each other Member of such approval and the material terms and conditions of such proposed Approved Sale, whereupon each such Member shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(i)            Sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of Equity Securities of the Company in accordance with their relative liquidation preferences as set forth in Article 8.2 and provided further that some Members may be given the right or opportunity to exchange or roll a portion of their Equity Securities of the Company for Equity Securities of the acquirer or an Affiliate thereof in the Approved Sale but in such event there shall be no obligation to afford such right or opportunity to all of the Members;

(ii)           Vote all of its Equity Securities of the Company (a) in favor of such Approved Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting.

(iii)          Not exercise any dissenters’ or appraisal rights under applicable Law with respect to such Approved Sale.

(iv)          Take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved

Sale involving a sale of stock, of all certificates representing stock held or controlled by such Member, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

(v)           Restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Approved Sale, each Member shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Company’s expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and each Member shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by such Member regarding such Member’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such Member) but only up to the net proceeds paid to such Member in connection with such Approved Sale.  Without limiting the foregoing sentence, no Member who is not an employee or officer or Controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares, enforceability of applicable agreements, and similar representations and warranties).

124.                        None of the transfer restrictions set forth in the Right of First Refusal and Co-Sale Agreement shall apply in connection with an Approved Sale, anything in the Right of First Refusal and Co-Sale Agreement to the contrary notwithstanding.